CEC RSU Agreement

THE CLOROX COMPANY
2005 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
(US Employees)

SUMMARY OF RESTRICTED STOCK UNIT AWARD
The Clorox Company, a Delaware company (the “Company”), grants to the Grantee named below, in accordance with the terms of The Clorox Company 2005 Stock Incentive Plan (the “Plan”) and this restricted stock unit award agreement (the “Agreement”), the following number of Restricted Stock Units (the “Units”), on the terms set forth below:

GRANTEE	-- (refer to Computershare account for details)
TOTAL RESTRICTED UNITS AWARDED	-- (refer to Computershare account for details)
DATE OF AWARD	-- (refer to Computershare account for details)
PERIOD OF RESTRICTION	-- (refer to Computershare account for details)

TERMS OF AGREEMENT

1.	Grant of Units. The Company hereby grants to the Grantee the Units set forth above, subject to the terms, definitions and provisions of the Plan and this Agreement. All terms, provisions, and conditions applicable to the Units set forth in the Plan and not set forth herein are incorporated by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.	Nature and Settlement of Award. The Units represent an unfunded, unsecured promise by the Company to deliver Shares. Units will be settled in Shares on a one Share for one Unit basis, rounded down to the nearest whole Share, less any Shares withheld in accordance with the provisions of Section 4 of this Agreement. Settlement shall occur as soon as practicable after the Period of Restriction lapses as provided in the Summary of Restricted Stock Unit Award above, but in any event, within the period ending on the later to occur of the date that is 2 ½ months from the end of (i) the Grantee’s tax year that includes the date of the lapse of the Period of Restriction, or (ii) the Company’s tax year that includes the date of the lapse of the Period of Restriction (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

3.	Dividend Equivalents. No Dividend Equivalents shall be paid to the Grantee prior to the lapse of the Period of Restriction. Rather, such Dividend Equivalent payments will accrue and be notionally credited to the Grantee’s RSU account and paid out in the form of additional Shares after the lapse of the Period of Restriction, within the time period described in Section 2 above.

4.	Taxes. Pursuant to Section 16 of the Plan, the Committee shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to this Award. The Committee may condition the delivery of Shares in settlement of Units upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory tax withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact) or in such other manner as is acceptable to the Company. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

5.	Termination of Employment or Service.

	a.	If the Grantee’s employment or service with the Company and its Subsidiaries is terminated for any reason, any Units (the “Unvested Units”) for which the Period of Restriction has not lapsed before such termination of employment or service and/or any Dividend Equivalents related thereto shall be forfeited. Notwithstanding the above, if the Grantee’s termination of employment or service is due to death or Disability, the Units shall become 100% vested and the Period of Restriction on the Units shall lapse and all Dividend Equivalents related thereto shall become immediately vested and payable as of such termination date.

	b.	Definition of “Disability.” For purposes of this Agreement, the Grantee’s employment shall be deemed to have terminated due to the Grantee’s Disability if the Grantee is entitled to long-term disability benefits under the Company’s long-term disability plan or policy, as in effect on the date of termination of the Grantee’s employment.

6.	Authorization to Return Forfeited Units. The Grantee authorizes the Company or its designee to return to the Company all Units and related Dividend Equivalents and Shares subject thereto which are forfeited along with any cash or other property held with respect to or in substitution of such Units, related Dividend Equivalents and/or Shares. Any such action shall comply with all applicable provisions of this Agreement or the Plan.

7.	Transferability of Units. Unless otherwise determined by the Committee, Units shall not be transferable by the Grantee other than by will or by the laws of descent or distribution. For avoidance of doubt, Shares issued to the Grantee in settlement of Units pursuant to Section 2 of this Agreement shall not be subject to any of the foregoing transferability restrictions.

8.	Change in Control. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under Applicable Laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, any Unvested Units and related Dividend Equivalents shall become 100% vested and the Period of Restriction for the Units and related Dividend Equivalents shall lapse, unless the Units are assumed, converted or replaced by the continuing entity; provided, however, that in the event the Grantee’s employment is terminated without Cause or by the Grantee for Good Reason upon or within twenty-four (24) months following consummation of a Change in Control, the Period of Restriction on any replacement awards shall lapse and all Dividend Equivalents related thereto shall become immediately payable. For purposes of this Agreement, the term “Good Reason” shall have the meaning set forth in any employment agreement or severance agreement or policy applicable to the Grantee. If Grantee is not a party to any agreement or covered by a policy in which a definition of “Good Reason” is provided, then the following definition shall apply:

“Good Reason” means resignation of the Grantee in connection with the occurrence of any of the following events without the Grantee’s written consent (provided that notice of such event is provided within 90 days following the first occurrence thereof):

	a.	The assignment to the Grantee of any duties inconsistent in any material respect with the Grantee’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as they existed at any time during the 120-day period immediately preceding the Change in Control, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Grantee; or

	b.	Any material reduction by the Company of the Grantee’s Base Salary or bonus target, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Grantee; or

	c.	The Company requires the Grantee to be based at any office or location which increases his commute by more than 50 miles from his commute immediately prior to the Change in Control.

Any notice provided by the Grantee under this “Good Reason” provision shall mean a written notice which (1) indicates the specific termination provision in the Good Reason definition relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Grantee’s employment under the provision so indicated and (3) the Grantee’s intended separation date if the Company does not cure the issue (which date shall be not less than thirty (30) days after the giving of such notice).

9.	Protection of Trade Secrets and Limitations on Exercise.

	a.	Definitions.

		i.	“Affiliated Company” means any organization controlling, controlled by or under common control with the Company.

		ii.	“Confidential Information” means technical or business information not readily available to the public or generally known in the trade, including inventions, developments, trade secrets and other confidential information, knowledge, data and know-how of the Company or any Affiliated Company, whether or not they originated with the Grantee, or information which the Company or any Affiliated Company received from third parties under an obligation of confidentiality.

		iii.	“Conflicting Product” means any product, process, machine, or service of any person or organization, other than the Company or any Affiliated Company, in existence or under development that (1) resembles or competes with a product, process, machine, or service upon or with which the Grantee shall have worked during the two years prior to the Grantee’s termination of employment with the Company or any Affiliated Company or (2) with respect to which during that period of time the Grantee, as a result of his/her job performance and duties, shall have acquired knowledge of Confidential Information, and whose use or marketability could be enhanced by application to it of Confidential Information. For purposes of this section, it shall be conclusively presumed that the Grantee has knowledge of information to which s/he has been directly exposed through actual receipt or review of memorandum or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

		iv.	“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or development, production, marketing or selling of a Conflicting Product.

	b.	Right to Retain Units/Shares Contingent on Protection of Confidential Information. In partial consideration for the award of these Units, the Grantee agrees that at all times, both during and after the term of Grantee’s employment with the Company or any Affiliated Company, to hold in the strictest confidence, and not to use (except for the benefit of the Company at the Company’s direction) or disclose (except for the benefit of the Company at the Company’s direction), regardless of when disclosed to the Grantee, any and all Confidential Information of the Company or any Affiliated Company. Grantee understands that for purposes of this Section 9.b, Confidential Information further includes, but is not limited to, information pertaining to any aspect of the business of the Company or any Affiliated Company which is either information not known (or known as a result of a wrongful act of Grantee or of others who were under confidentiality obligations as to the item or items involved) by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company. If, prior to the expiration of the Period of Restriction or at any time within one (1) year after the settlement of any of the Units, the Grantee discloses or uses, or threatens to disclose or use, any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), the Units, whether vested or not, will be immediately forfeited and cancelled, and the Grantee shall immediately return to the Company the Shares issued in settlement of the Units or the pre-tax income derived from any disposition of such Shares.

c.	Right to Retain Units/Shares Contingent on Continuing Non-Conflicting Employment. In partial consideration for the award of these Units, the Grantee agrees that the Grantee’s right to receive the Shares upon settlement of the Units is contingent upon the Grantee refraining, during the Period of Restriction and for a period of one (1) year after the settlement of any of the Units, from rendering services, directly or indirectly, as director, officer, employee, agent, consultant or otherwise, to any Conflicting Organization except a Conflicting Organization whose business is diversified and that, as to that part of its business to which the Grantee renders services, is not a Conflicting Organization, provided that the Company shall receive separate written assurances satisfactory to the Company from the Grantee and the Conflicting Organization that the Grantee shall not render services during such period with respect to a Conflicting Product. If, prior to the expiration of the Period of Restriction or at any time within one (1) year after the settlement of any of the Units, the Grantee shall render services to any Conflicting Organization other than as expressly permitted herein, the Units, whether vested or not, will be immediately forfeited, and the Grantee shall immediately return to the Company the Shares issued in settlement of the Units or the pre-tax income derived from any disposition of such Shares. THE GRANTEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE GRANTEE FROM RENDERING SERVICES TO A CONFLICTING ORGANIZATION, BUT PROVIDES FOR THE FORFEITURE OF THE UNITS AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO RENDER SUCH SERVICES DURING THE PERIOD OF RESTRICTION OR WITHIN ONE YEAR AFTER THE SETTLEMENT OF ANY OF THE UNITS.

d.	No Interference with Customers or Suppliers. In partial consideration for the award of these Units and to forestall the disclosure or use of Confidential Information as well as to avoid Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company or Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, the Grantee agrees that for a period of one (1) year after the settlement of any of the Units, s/he shall not, for himself/herself or any third party, directly or indirectly, use Confidential Information to divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, or to intentionally solicit its customers with which it has a contractual relationship as to Conflicting Products, or interfere with the contractual relationship with any of its suppliers or customers (collectively, “Interfere”). If, during the Period of Restricted or at any time within one (1) year after the settlement of any of the Units, the Grantee breaches his/her obligation not to Interfere, the Units, whether vested or not, will be immediately forfeited and cancelled, and the Grantee shall immediately return to the Company the Shares issued in settlement of the Units or the pre-tax income derived from any disposition of such Shares. For avoidance of doubt, the term “Interfere” shall not include any advertisement of Conflicting Products through the use of media intended to reach a broad public audience (such as television, cable or radio broadcasts, or newspapers or magazines) or the broad distribution of coupons through the use of direct mail or through independent retail outlets.

e.	No Solicitation of Employees. In partial consideration for the award of these Units and to forestall the disclosure or use of Confidential Information, the Grantee agrees that during the Period of Restriction and for a period of one (1) year after the settlement of any of the Units, Grantee shall not, for himself/herself or any third party, directly or indirectly, solicit for employment any person employed by the Company, or by any Affiliated Company, during the period of the solicited person’s employment and for a period of one (1) year after the termination of the solicited person’s employment with the Company or any Affiliated Company (collectively “Solicit”). If, during the term of the Period of Restriction or at any time within one (1) year after the settlement of any of the Units, the Grantee breaches his/her obligation not to Solicit, the Units, whether vested or not, will be immediately forfeited and cancelled, and the Grantee shall immediately return to the Company the Shares issued in settlement of the Units or the pre-tax income derived from any disposition of such Shares.

f.	Injunctive and Other Available Relief. By acceptance of these Units and any Shares issued in settlement thereof, the Grantee acknowledges that, if the Grantee were to breach or threaten to breach his/her obligation hereunder not to Interfere or Solicit or not to disclose or use any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), the harm caused to the Company by such breach or threatened breach would be, by its nature, irreparable because, among other things, damages would be significant and the monetary harm that would ensue would not be able to be readily proven, and that the Company would be entitled to injunctive and other appropriate relief to prevent threatened or continued breach and to such other remedies as may be available at law or in equity. Any forfeiture or cancellation of the Units pursuant to any of Sections 9.b through 9.e above shall not restrict, abridge or otherwise limit in any fashion the types and scope of injunctive and other available relief to the Company under this Section 9.f.

10.	Repayment Obligation. In the event that (i) the Company issues a restatement of financial results to correct a material error and (ii) the Committee determines, in good faith, that Grantee’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement and (iii) some or all of the Units that were granted and/or earned prior to such restatement would not have been granted and/or earned, as applicable, based upon the restated financial results, the Grantee shall immediately return to the Company any Units or any Shares or the pre-tax income derived from any disposition of any Shares previously received in settlement of the Units that would not have been granted and/or earned based upon the restated financial results (the “Repayment Obligation”). The Company shall be able to enforce the Repayment Obligation by all legal means available, including, without limitation, by withholding such amount from other sums owed by the Company to Grantee.

11.	Miscellaneous Provisions.

	a.	Choice of Law, Exclusive Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The courts of the State of Delaware shall have exclusive jurisdiction over any disputes or other proceedings relating to this Agreement, and venue shall reside with the courts in New Castle County, Delaware, including if jurisdiction shall so permit, the U.S. District Court for the District of Delaware. Accordingly, Grantee agrees that any claim of any type relating to this Agreement brought by Grantee against the Company or any Affiliated Company, or any of their respective employees, directors or agents must be brought and maintained in the appropriate court located in New Castle County, Delaware, including if jurisdiction will so permit, in the U.S. District Court for the State of Delaware. Grantee hereby consents to the jurisdiction over Grantee of any such courts and waives all objections based on venue or inconvenient forum.

	b.	Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 18 of the Plan may be made without such written agreement.

	c.	Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced to reflect the intent of the parties to the fullest extent not prohibited by law, and in the event that such provision is not able to be so construed and enforced, then this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included. In amplification of the preceding sentence, in the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall have the power to reduce the time period or scope to the maximum time period or scope permitted by law.

	d.	References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended.

	e.	Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

	f.	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board or the Committee shall be final and binding on all persons. It is the intention of the Company and Grantee to make the promises contained in this Agreement reasonable and binding only to the extent that it may be lawfully done under existing applicable laws. This Agreement and the Plan constitute the entire and exclusive agreement between Grantee and the Company, and it supersedes all prior agreements or understandings, whether written or oral, with respect to the grant of Units set forth in this Agreement.

g.	Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision of the Plan or this Agreement that would cause this Award to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Notwithstanding any provision of the Plan to the contrary, if the Grantee is a “specified employee” (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) at the time of Grantee’s “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Department Regulations), and a payment to Grantee under this Agreement is subject to Section 409A and is being made to Grantee on account of Grantee’s separation from service, then to the extent not paid on or before March 15 of the calendar year following the calendar year in which the separation from service occurred, such payment shall be delayed until the earlier of the date which is six (6) months after the date of Grantee’s separation from service or the date of death of Grantee. Any payments that were scheduled to be paid during the six (6) month period following the Grantee’s separation from service, but which were delayed pursuant to this Section 11.g, shall be paid without interest on, or as soon as administratively practicable after, the first day following the six (6) month anniversary of Grantee’s separation from service (or, if earlier, the date of Grantee’s death). Any payments that were originally scheduled to be paid following the six (6) months after Grantee’s separation from service shall continue to be paid in accordance with their predetermined schedule.

THE CLOROX COMPANY

By:	Don Knauss
Its:	Chairman of the Board and CEO

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE RELEASE OF RESTRICTIONS ON THE SHARES PURSUANT TO THIS AGREEMENT IS EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER) AND BY COMPLIANCE WITH GRANTEE’S VARIOUS OBLIGATIONS UNDER THIS AGREEMENT. THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

The Grantee acknowledges that a copy of the Plan, Plan Information and the Company’s Annual Report and Proxy Statement (the “Prospectus Information”) are available for viewing on the Company’s Cloroxweb site at http://CLOROXWEB/hr/stock/. The Grantee hereby consents to receive the Prospectus Information electronically, or, in the alternative, to contact the HR Service Center at 1-800-709-7095 to request a paper copy of the Prospectus Information. The Grantee represents that s/he is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. The Grantee acknowledges and hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated below.

Dated:	Signed:
Grantee

Residence Address: